Exhibit 99.4

CONSENT OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

August 14, 2009

International Assets Holding Corporation

220 East Central Parkway, Suite 2060

Altamonte Springs, FL 32701

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of International Assets Holding Corporation (File No. 333-160832)

Ladies and Gentlemen:

Reference is made to our opinion letter (“opinion”), dated July 1, 2009.

Our opinion was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion in the above-referenced Amendment No. 1 to the Registration Statement on Form S-4 under the captions “Summary—Opinions of Financial Advisors”, “International Assets Proposal No. 1 and FCStone Proposal No. 1 – The Merger – Background of the Merger”, “International Assets Proposal No. 1 and FCStone Proposal No. 1 – The Merger – International Assets Reasons for the Merger and Recommendation of International Assets’ Board of Directors”, “International Assets Proposal No. 1 and FCStone Proposal No. 1 – The Merger – Opinion of International Assets’ Financial Advisor”, “International Assets Proposal No. 1 and FCStone Proposal No. 1 – The Merger – Financial Projections”, “Where You Can Find More Information” and to the inclusion of our opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, appearing as Annex D to such Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 1 to the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/  HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.